Exhibit 99.1

Media Release
Contact: Julie Rakes, 804-284-5800 Julie.rakes@capitalone.com

FOR IMMEDIATE RELEASE: January 31, 2012

Peter E. Raskind Joins the Capital One Board of Directors

Experienced Banker and Business Leader to Fill a Newly Created Seat on the Capital One Board

McLean, Va. (January 31, 2012) - Capital One Financial Corporation (NYSE: COF) today announced that Peter E. Raskind has been appointed to the company’s Board of Directors. Raskind, former Chairman, President and Chief Executive Officer of National City Corporation, will fill a newly created seat on the Board, and will join the class of directors whose nominations will be submitted for election by Capital One stockholders in May 2012. Raskind will join the Board’s Audit and Risk Committee.

“I am very pleased to welcome Peter to our Board,” said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. “With more than three decades of banking expertise and leadership skills that span a broad spectrum of endeavors, Peter brings further depth and perspective to our Board. He will make an excellent addition and will be a valuable resource for our company.”

With more than thirty years of commercial banking experience, Raskind is currently a consultant to banks and private equity bank investors. Until its merger with the PNC Financial Services Group in December 2008, Raskind served as Chairman, President and Chief Executive Officer of National City Corporation. He was named Chairman in December 2007, Chief Executive Officer in July 2007 and was also a director of the company from January 2007.

Raskind began his career with National City in 2000, was appointed Vice Chairman in 2004 and became President in December 2006. Prior to National City, Raskind had a 17-year career with US Bancorp/First Bank System and first launched his banking career with Harris Bank in 1979.

Raskind has served as a Director of United Community Banks, Inc., Director of Visa USA, Visa International and Inovant, L.L.C. Raskind has also served on the Board of Directors of the Consumer Bankers Association and has been a member of the Financial Services Roundtable.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A. and Capital One Bank (USA), N. A., had $128.2 billion in deposits and $206.0 billion in total assets outstanding as of December 31, 2011. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

# # #